Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS ANNOUNCES $100 MILLION STOCK REPURCHASE PROGRAM,

QUARTERLY DIVIDEND

VANCOUVER, Wash. – (May 4, 2005) – The Board of Directors of Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, has authorized management to repurchase up to $100-million of the Company’s common stock in open-market transactions, at such times and in such amounts as management deems appropriate, depending on market conditions and other factors. The authorization will expire on March 31, 2008, unless extended by the Board of Directors.

The Company reported April 27 that it finished the first quarter of 2005 with $123.3 million in cash and short term investments. The Company has no debt.

In addition, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable June 10, 2005, to stockholders of record as of May 20, 2005.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise, rest and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Trimline®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,200 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilus.com.